Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of WPCS International Incorporated on Form S-8 [SEC File No. 333-216145] and on Form S-3 [SEC File No. 333-217768, 333-215729 and 333-207205, respectively] of our report dated July 21, 2017 with respect to our audits of the consolidated financial statements of WPCS International Incorporated and Subsidiaries as of April 30, 2017 and 2016 and for the years then ended, which report is included in this Annual Report on Form 10-K of WPCS International Incorporated for the year ended April 30, 2017.

/s/ Marcum llp

Marcum llp

New York, NY

July 21, 2017